Exhibit 99.1

SharpLink Gaming Announces Pricing of $4.5 Million Public Offering Priced At-The-Market Under Nasdaq Rules

MINNEAPOLIS, May 20, 2025 (GLOBE NEWSWIRE) — SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”), an online performance-based marketing company serving the U.S. sports betting and global iGaming industries, today announced the pricing of its “reasonable best efforts” public offering for the purchase and sale of up to 1,530,612 shares of common stock (or common stock equivalents in lieu thereof) at an offering price of $2.94 per share (the “Offering”). The Company expects to receive aggregate gross proceeds of approximately $4.5 million, before deducting placement agent fees and other offering expenses.

The closing of the Offering is expected to occur on or about May 21, 2025, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from this Offering for working capital and general corporate purposes and other purposes detailed in the prospectus for the Offering that has been filed with the Securities and Exchange Commission (“SEC”).

A.G.P./Alliance Global Partners is acting as the sole placement agent for the Offering.

The securities described above are being offered pursuant to a registration statement on Form S-1, as amended (File No. 333-286964) previously filed with the SEC, which became effective on May 20, 2025. The Offering is being made only by means of a prospectus forming part of the effective registration statement. A preliminary prospectus relating to the Offering has been filed with the SEC. An electronic copy of the final prospectus will be filed with the SEC and may be obtained, when available, on the SEC’s website located at http://www.sec.gov and may also be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SharpLink Gaming, Inc.

Headquartered in Minneapolis, Minnesota, SharpLink is a trusted marketing partner to leading sportsbooks and online casino gaming operators worldwide. Through its iGaming affiliate marketing network, known as PAS.net, SharpLink focuses on driving qualified traffic and player acquisitions, retention and conversions to U.S. regulated and global iGaming operator partners worldwide. In fact, PAS.net won industry recognition as the European online gambling industry’s Top Affiliate Website and Top Affiliate Program for four consecutive years by both igamingbusiness.com and igamingaffiliate.com. SharpLink also owns and operates a portfolio of direct-to-player, state-specific, affiliate marketing websites designed to attract, acquire and drive local sports betting and online casino gaming traffic to its valued partners which are licensed to operate in each respective state. For more information, please visit www.sharplink.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the anticipated closing of the Offering, the Company’s anticipated use of the proceeds from the Offering, the Company’s ability to grow its business through strategic growth opportunities, the potential benefits of the Company’s products, services and technologies and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s satisfaction of closing conditions for the Offering, the Company’s ability to achieve profitable operations, government regulation of online betting, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. The Company does not undertake any responsibility to update the forward-looking statements in this press release.

Contact Information:

INVESTOR AND MEDIA RELATIONS

ir@sharplink.com

-2-